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                                                                   EXHIBIT 10.3

                                  THE DIME BANK

                      FORM OF SALARY CONTINUATION AGREEMENT

         THIS AGREEMENT is made this ______day of______, _____, by and between THE DIME BANK (the "Company"), and _____________, the "Executive").

                                  INTRODUCTION

         To encourage the Executive to remain an employee of the Company, the Company is willing to provide salary continuation benefits to the Executive. The Company will pay the benefits from its general assets.

                                    AGREEMENT

         The Executive and the Company agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

                  1.1.1 "Change of Control" means (1) The acquisition of the beneficial interest of at least Twenty-five (25%) percent of the Company's voting securities or all or substantially all of the assets of the company by a single person or entity or a group of affiliated persons or entities; (2) The merger, consolidation or combination of the company with an unaffiliated corporation in which the Directors of the Company immediately prior to such a merger, consolidation or combination constitute less than a majority of the Board of Directors of the surviving, new or combined entity; or (3) During any period of two (2) consecutive years during the term of the agreement persons who, at the beginning of such a period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof. Furthermore, the date of a change in control shall mean the earlier of: (1) The first date on which a person, entity or group of affiliated persons or entities, acquire the beneficial interest of Twenty-five (25%) percent or more of the Company's voting securities;
         (2) The date of the transfer of all or substantially all of the company's assets; (3) The date on which a merger, consolidation or combination is consummated; or (4) The date on which persons who formally constituted a majority of the Board of Directors of the Company ceased to be a majority.

                  1.1.2 "Code" means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to section as it now exists and to any successor provision.
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                  1.1.3 "Disability" means, if the Executive is covered by a
         Company-sponsored disability insurance policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such a policy, Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Company, prevents the Executive from performing substantially all of the Executive's normal duties for the Company. As a condition to any benefits, the Company may require the Executive to submit to such physical or mental evaluations and tests as the Company's Board of Directors deems appropriate.

                  1.1.4 "Early Retirement Date" means the Executive attaining to the age 60.

                  1.1.5 "Normal Retirement Date" means the Executive attaining to the age 65.

                  1.1.6 "Termination of Employment" means the Executive's cease to be employed by the Company for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence.

                  1.1.7 "Years of Service" means the total number of twelve-month periods during which the Executive is employed on a full-time basis by the Company, inclusive of any approved leaves of absence.

                                    ARTICLE 2

                                    BENEFITS

         2.1 Normal Retirement Benefit. If the Executive terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1

                  2.1.1 Amount of Benefit. The benefit under Section 2.1 is $4,167 monthly for a period of 120 months.

                  2.1.2 Payment of Benefit. The Company shall pay the benefit to the Executive on the first day of each month commencing with the month following the Retirement Date and continuing for 119 months.

                  2.1.3 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

         2.2 Early Termination Benefit. If the Executive terminates employment before the Normal Retirement Date, and for reasons other than death or Disability, the Company shall pay the Executive the benefit described in this Section 2.2.
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                  2.2.1 Amount of Benefit. The benefit under the Section 2.2 is the vested account benefit determined under Schedule "A" based on the date of the Executive's termination of employment.

                  2.2.2 Payment of Benefit. The company shall pay the benefit to the Executive within twelve (12) months from the date of termination.

         2.3 Disability Benefit. If the Executive terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Elective the benefit described in this Section 2.3.

                  2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the benefit determined under Schedule "A" based on the accrued liability account on the date of the Executive's Termination of Employment due to disability.

         2.4 Change of Control Benefit. Upon a Change of Control while the Executive is in the active service of the Company, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

                  2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the benefit determined under Schedule "A" based upon the change of control vested account.

                  2.4.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 120 days after the Change of Control.

                                    ARTICLE 3

                                 DEATH BENEFITS

         3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1.

                  3.1.1 Amount of Benefit. The benefit under Section 3.1 is the 120 month benefit that would have been paid to the Executive under
         Section 2.1 calculated as if the date of the Executive's death were the Normal Retirement Date.

                  3.1.2 Payment of Benefit. The Company shall pay the benefit to the Beneficiary on the first day of each month following the Executive's death and continuing for 119 additional months.
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                                    ARTICLE 4

                                     VESTING

         4.1 Vested Benefit. The Executive's vested benefit is based on the bank's accrued liability account in Schedule "A". The vesting schedule is 0% in year one (1); 25% in year two (2); 50% in year three (3); 75% in year four (4); and 100% thereafter.

         4.2 The "Change of Control" (1.1.1) vested benefit in Schedule "A" is based upon the accrued liability account at the time accelerated three (3) years.

                                    ARTICLE 5

                                  BENEFICIARIES

         5.1 Beneficiary Designations. The Executive shall designate a Beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation; and if no children or descendants survive, to the Elective's estate.

         5.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    ARTICLE 6

                               GENERAL LIMITATIONS

         Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

         6.1 Termination for Cause. If the Company terminates the Executive's employment for:

                  6.1.1 Gross negligence or gross neglect of duties.
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                  6.1.2 Commission of a felony.

                  6.1.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive's employment and resulting in any adverse effect on the Company.

         6.2 Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    ARTICLE 7

                          CLAIMS AND REVIEW PROCEDURES

         7.1 Claims Procedure. The Company shall notify the Executive's beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or non-eligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) The specific reasons for such denial; (2) A specific reference to the provisions of the Agreement on which the denial is based; (3) A description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (4) An explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances in requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and in this instance the Company shall have an additional ninety (90) day period in which to notify the Executive's beneficiary in writing of his or her eligibility or non-eligibility for benefits under the Agreement.

         7.2 Review Procedure. If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a request for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said request shall state specific reasons which the beneficiary believes entitles him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

                                    ARTICLE 8
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                           AMENDMENTS AND TERMINATION

         This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    ARTICLE 9

                                  MISCELLANEOUS

         9.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators, transferees, successors and assigns.

         9.2 No Guaranty of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

         9.3 Non-Transferability. Benefits under this Agreement cannot be sold, assigned, pledged, attached or encumbered in any manner.

         9.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

         9.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Pennsylvania, except to the extent preempted by the laws of the United States of America.

         9.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company or the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.